Exhibit 4.1

AMENDMENT #2

THIS AMENDMENT #2 to the Purchase Agreement (as defined below) and Note (as defined below) (the “Amendment”) is entered into as of February 15, 2026 (the “Effective Date”), by and between AVALON GLOBOCARE CORP., a Delaware corporation (the “Company”), and Allen O. Cage Jr., an individual (the “Holder”) (collectively with the Company, the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain securities purchase agreement dated on or around December 11, 2025 (as amended from time to time, the “Purchase Agreement”) and unsecured bridge note originally dated on December 11, 2025, in the original principal amount of $375,000.00 (as amended from time to time, the “Note”, and together with the Purchase Agreement, the “Transaction Documents”); and

B. The Parties desire to amend the Transaction Documents as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The reference to “February 15, 2026” in clause (i) of the first sentence of Section 2 of the Note, with respect to the first payment deadline, shall be replaced with “March 16, 2026”.

2. The reference to “March 15, 2026” in clause (ii) of the first sentence of Section 2 of the Note, with respect to the second payment deadline, shall be replaced with “April 15, 2026”.

3. The reference to “April 15, 2026” in clause (iii) of the first sentence of Section 2 of the Note, with respect to the third payment deadline, shall be replaced with “May 15, 2026”.

4. Section 5.08 of the Purchase Agreement shall apply to this Amendment.

5. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note or Purchase Agreement. Except as specifically modified hereby, all of the provisions of the Note and Purchase Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

6. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

AVALON GLOBOCARE CORP.

By:	/s/ Luisa Ingargiola
Name:	Luisa Ingargiola
Title:	Chief Financial Officer

By:	Alku O. Cage Jr.
Alku O Cage Jr., an individual